Exhibit 99.01

Bill Klesse to Step Down as Valero Chairman December 30, 2014

CEO Joe Gorder to Assume Chairman Position

SAN ANTONIO, October 28, 2014 — Valero Energy Corporation (NYSE: VLO) announced today that Bill Klesse, 68, has chosen to step down as Chairman of the Board effective December 30, 2014. Joe Gorder, 57, Chief Executive Officer and President, has been elected by the Board of Directors to the role of Chairman to succeed Klesse effective December 31, 2014.

“I would like to thank our employees, Valero’s stockholders, our customers and suppliers, and our communities where we live and work for the support they have given Valero and me,” Klesse said. “I ask that these same stakeholders continue to give Joe the same support they have given me. Our succession plan has been in place for some time and has progressed as planned with the complete involvement and support of our Board of Directors.”

Klesse became CEO at the end of 2005 and was named Chairman of the Board in 2007. He stepped down as CEO on May 1, 2014. He has spent his entire 45-year career with Valero and its predecessor companies.

“Bill has done a great job of leading Valero, and he has positioned the company very well to continue to succeed,” Gorder said. “Our Board and our employees are truly grateful for Bill’s leadership and service to Valero, and we wish him continued health and happiness as he begins the next chapter of his life.”

About Valero

Valero Energy Corporation, through its subsidiaries, is an international manufacturer and marketer of transportation fuels, other petrochemical products and power. Valero subsidiaries employ approximately 10,000 people, and assets include 15 petroleum refineries with a combined throughput capacity of approximately 2.9 million barrels per day, 11 ethanol plants with a combined production capacity of 1.3 billion gallons per year, a 50-megawatt wind farm, and renewable diesel production from a joint venture. Through subsidiaries, Valero owns the general partner of Valero Energy Partners LP (NYSE: VLP), a midstream master limited partnership. Approximately 7,400 outlets carry the Valero, Diamond Shamrock, Shamrock and Beacon brands in the United States and the Caribbean; Ultramar in Canada; and Texaco in the United Kingdom and Ireland. Valero is a Fortune 500 company based in San Antonio. Please visit www.valero.com for more information.

Valero Contacts

Investors:

John Locke, Executive Director – Investor Relations, 210-345-3077

Karen Ngo, Manager – Investor Relations, 210-345-4574

Media: Bill Day, Vice President – Communications, 210-345-2928

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